As filed with the Securities and Exchange Commission on November 4, 2016

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EL CAPITAN PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	88-0482413
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5871 Honeysuckle Road

Prescott, AZ 86305-3764

(928) 515-1942

(Address of principal executive offices)

El CapitaN Precious Metals, INC. 2015 EQUITY Incentive PLAN

(Full title of the Plan)

InCorp Services, Inc.

3773 Howard Hughes Parkway

South Tower Suite 500

Las Vegas, NV 89169-6014

(Name and address of agent for service)

(800) 246-2677

(Telephone number, including area code, of agent for service)

Copies to:

William M. Mower, Esq.

Maslon LLP

3300 Wells Fargo Center, 90 South 7th Street

Minneapolis, Minnesota 55402

Telephone: (612) 672-8200

Facsimile: (612) 672-8397

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

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CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Proposed Maximum Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.001 per share	25,000,000	$0.055	$1,375,000	$159.36

______________

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this registration statement. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low sales price of the registrant’s common stock on November 1, 2016, as reported on the OTC Marketplace operated by the OTC Markets Group, Inc.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the U.S. Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the registrant with the Commission are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended September 30, 2015, filed on January 11, 2016;

(b)	Quarterly Reports on Form 10-Q for the quarters ended December 31, 2015 (filed on February 16, 2016), March 31, 2016 (filed on May 16, 2016) and June 30, 2016 (filed on August 15, 2016); and

(c)	Current Reports on Form 8-K filed on October 14, 2015, November 27, 2015, December 10, 2015, December 18, 2015, January 22, 2016, March 21, 2016, April 26, 2016, July 13, 2016, July 21, 2016, August 5, 2016, September 21, 2016, October 4, 2016 and November 2, 2016.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.    Description of Securities.

Capital Stock

Pursuant to our articles of incorporation, as amended to date, our authorized capital stock consists of 505,000,000 shares, comprised of 500,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of October 31, 2016, there were 375,362,638 shares of common stock and 51 shares of preferred stock issued and outstanding. Our common stock is quoted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., under the trading symbol “ECPN.”

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The following description summarizes the material terms of our capital stock. This summary is, however, subject to the provisions of our articles of incorporation and bylaws. For greater detail about our capital stock, please refer to our articles of incorporation and bylaws.

Common Stock

Voting.  Holders of our common stock are entitled to one vote for each outstanding share of common stock owned by such stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors. At any meeting of the stockholders, a quorum as to any matter shall consist of a majority of the votes entitled to be cast on the matter, except where a larger quorum is required by law, by our articles of incorporation or by our bylaws.

Dividend Rights.  Holders of our common stock are entitled to receive ratably dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions. The dividend rights of holders of common stock are subject to the dividend rights of the holders of any series of preferred stock that may be issued and outstanding from time to time.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, the holders of such preferred stock may be entitled to distribution and/or liquidation preferences that require us to pay the applicable distribution to the holders of preferred stock before paying distributions to the holders of common stock.

Conversion, Redemption and Preemptive Rights.  Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

The transfer agent and registrar for our common stock is OTR, Inc., 1001 SW 5th Avenue, Suite 1550, Portland, Oregon 97204-1143.

Preferred Stock

Pursuant to resolutions adopted by our Board of Directors, on August 1, 2014, we filed a Certificate of Designation with the Nevada Secretary of State creating a series of preferred stock by and designating 51 shares of previously undesignated preferred stock as Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

Voting Rights. Solely with respect to matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent and relate to Company capitalization (including, without limitation, increasing and/or decreasing the number of authorized shares of common stock and/or preferred stock, and implementing forward and/or reverse stock splits) and changes in the Company’s name, the holders of the outstanding shares of Series B Preferred Stock vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Company’s articles of incorporation or bylaws. The holders of the outstanding shares of Series B Preferred Stock do not otherwise have the right to vote on matters brought before the Company’s stockholders. In matters on which holders of shares of Series B Preferred Stock are entitled to vote, each share of the Series B Preferred Stock has voting rights equal to (x) (i) 0.019607 multiplied by the total of (A) the issued and outstanding shares of common stock eligible to vote at the time of the respective vote, plus (B) the number of votes which all other series or classes of securities other than this Series B Preferred Stock are entitled to cast together with the holders of the Company’s common stock at the time of the relevant vote (the amount determined by this clause (i), the “Numerator”), divided by (ii) 0.49, minus (y) the Numerator.

If the Company affects a stock split which either increases or decreases the number of shares of common stock outstanding and entitled to vote, the voting rights of the Series B Preferred Stock are not subject to adjustment unless specifically authorized. So long as any shares of Series B Preferred Stock are outstanding, the Company may not, without the affirmative vote of the holders of the Series B Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) alter or amend the certificate of designation of the Series B Preferred Stock, (c) amend the Company’s articles of incorporation, bylaws or other charter documents so as to affect adversely the rights of the holders of the Series B Preferred Stock, (d) increase the authorized or designated number of shares of Series B Preferred Stock, (e) issue any additional shares of Series B Preferred Stock, or (f) enter into any agreement with respect to the foregoing.

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Liquidation. The Series B Preferred Stock, with respect to rights on liquidation, dissolution and winding-up of the Company, ranks on parity with each other class or series of capital stock of the Company the terms of which do not expressly provide that such class or series shall rank senior or junior to the Series B Preferred Stock. Except for distributions in the event of a liquidation, dissolution or winding-up of the Company (whether voluntary or involuntary), or a merger or consolidation by the Company with another corporation or other entity (in each case, other than where the Company is the surviving entity) (a “Liquidation”), holders of Series B Preferred Stock are not be entitled to receive dividends on the Series B Preferred Stock. In the event of a Liquidation, the holders of Series B Preferred Stock are be entitled to receive out of the assets of the Company, an amount equal to the $1.00 per share of Series B Preferred Stock (subject to adjustment), after any distribution or payment with respect to such Liquidation is made to the holders of any senior securities and prior to any distribution or payment with respect to such Liquidation shall be made to the holders of any junior securities.

Conversion. Shares of Series B Preferred Stock may, at the option of the holder, be converted into one share of common stock (subject to adjustment, the “Conversion Ratio”). In the event of any Transfer (as defined in the certificate of designation for the Series B Preferred Stock) of any share of Series B Preferred Stock, such share will automatically convert into common stock based upon the Conversion Ratio applicable at the time of such Transfer. If, at any time while any shares of Series B Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its common stock or issues a dividend on its common stock consisting of shares of common stock, the Conversion Ratio and any other amounts calculated as contemplated by the certificate of designation for the Series B Preferred Stock shall be equitably adjusted to reflect such action.

In addition, we have authorized Series A Junior Participating Preferred Stock, with the rights set forth in Certificate of Designation of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Nevada on August 25, 2011. Series A Junior Participating Preferred Stock has certain rights in connection with the Preferred Rights Agreement described below under the caption “Anti-Takeover Provisions.”

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid.

This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•	20% or more but less than 33-1/3%;

•	33-1/3% or more but less than or equal to 50%; or

•	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

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These provisions are applicable only to a Nevada corporation, which:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

•	does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe that these provisions apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of October 31, 2016, we had approximately 1,423 stockholders of record. Therefore, we believe that these provisions governing combination of a Nevada corporation apply to us and may have the effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

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Articles of Incorporation and Bylaws

Our articles of incorporation, specifically the Certificate of Designation of Series A Junior Participating Preferred Stock as it related to the Preferred Rights Agreement described below, contains provisions that would delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company, such as merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

Preferred Rights Agreement

Our Board of Directors has adopted a shareholder rights plan (commonly referred to as a “poison pill”), as set forth in the Rights Agreement, dated as of August 25, 2011 with OTR, Inc., as rights agent (the “Rights Agreement”). Pursuant to the Rights Agreement, our Board of Directors declared a dividend distribution of one right (the “Preferred Rights”) for each outstanding share of common stock to shareholders of record as of the close of business on August 25, 2011 (the “Record Date”).  In addition, one Preferred Right will automatically attach to each share of common stock issued, if any, between the Record Date and the Distribution Date (defined below).  Each Preferred Right entitles the registered holder thereof to purchase from the Company one-ten thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Stock”) at a cash exercise price of $20.00 (the “Exercise Price”), subject to adjustment, under certain conditions specified in the Rights Agreement and summarized below.

Initially, the Preferred Rights are not exercisable and are attached to and trade with all shares of common stock outstanding as of, and issued subsequent to, the Record Date.  The Preferred Rights will separate from the common stock and will become exercisable upon the earlier of (i) the close of business on the tenth day following the first public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 10% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by the Company or certain inadvertent actions by a shareholder (the date of said announcement being referred to as the “Stock Acquisition Date”), or (ii) the close of business on the tenth business day (or such later day as the Board of Directors may determine) following the commencement of, or first public announcement of the intent any person or group to conduct, a tender offer or exchange offer that could result upon its consummation in such person or group becoming the beneficial owner of 10% or more of the outstanding shares of common stock (the earlier of such dates being herein referred to as the “Distribution Date”).

In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Preferred Right (other than an Acquiring Person or its associates or affiliates, whose Preferred Rights shall become null and void) will thereafter have the right to receive upon exercise that number of shares common stock of the Company having a market value equal to two times the exercise price of the Preferred Right (such right being referred to as the “Subscription Right”).  In the event that, at any time following the Stock Acquisition Date, (i) the Company consolidates with, or merges with and into, any other person, and the Company is not the continuing or surviving corporation, (ii) any person consolidates with the Company, or merges with and into the Company and the Company is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) 50% or more of the Company’s assets or earning power is sold, mortgaged or otherwise transferred, each holder of a Preferred Right (other than an Acquiring Person or its associates or affiliates, whose Preferred Rights shall become null and void) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Preferred Right (such right being referred to as the “Merger Right”).  The holder of a Preferred Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right.  Preferred Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Rights Agreement) become null and void.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its bylaws for the indemnification of its officers and directors against expenses reasonably incurred or suffered in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, except in cases of his or her own willful misconduct or gross negligence.

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The Company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

The above discussion of the registrant’s articles of incorporation, bylaws and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such articles of incorporation, bylaws and applicable Nevada law.

To the extent that our directors and officers are indemnified under the provisions contained in our bylaws, Nevada law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits

Exhibit Number	Description

4.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Form S-4 Registration Statement #333-170281 filed on November 2, 2010).
4.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 1, 2014).
4.3	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 4, 2016).
4.4	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 31, 2011).
4.5	Certificate of Designation of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 1, 2014).
4.6	Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Form S-4 Registration Statement #333-170281 filed on November 2, 2010).
4.7	Amendment No. 1 to Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 21, 2016).
4.8	Rights Agreement dated August 25, 2011 between the Company and OTR, Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on August 31, 2011).
5.1	Opinion of Maslon LLP as to the legality of the securities being registered (filed herewith)
23.1	Consent of MaloneBailey, LLP (filed herewith)
23.2	Consent of Maslon LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)
99.1	El Capitan Precious Metals, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on October 14, 2015)
99.2	Amendment No. 1 to El Capitan Precious Metals, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on December 18, 2015)
99.3	Amendment No. 2 to El Capitan Precious Metals, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on April 26, 2016)
99.4	Amendment No. 3 to El Capitan Precious Metals, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on August 5, 2016)
99.5	Amendment No. 4 to El Capitan Precious Metals, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on November 2, 2016)

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Item 9.   Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 4th day of November, 2016.

EL CAPITAN PRECIOUS METALS, INC.

By:	/s/ Stephen J. Antol
Stephen J. Antol
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Stephen J. Antol as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof. The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed as of the 4th day of November, 2016, by the following persons in the capacities indicated.

Name	Title

/s/ John F. Stapleton	Chief Executive Officer, President (Principal Executive
John F. Stapleton	Officer), Director and Chairman of the Board

/s/ Stephen J. Antol	Chief Financial Officer (Principal Financial and
Stephen J. Antol	Accounting Officer)

/s/ Charles C. Mottley	Director and President Emeritus
Charles C. Mottley

/s/ Clyde L. Smith	Director
Clyde L. Smith

/s/ Timothy J. Gay	Director
Timothy J. Gay

/s/ Daniel G. Martinez	Director
Daniel G. Martinez

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EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Maslon LLP as to the legality of the securities being registered (filed herewith)
23.1	Consent of MaloneBailey, LLP (filed herewith)
23.2	Consent of Maslon LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)

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